Consent Of Independent Auditors

BOARD OF DIRECTORS AND STOCKHOLDERS
AIR METHODS CORPORATION:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-24980, 33-46691, 33-55750, 33-65370 and 33-75742) and Form S-3 (Nos. 33-59690 and 33-75744) of Air Methods Corporation of our report dated February 24, 2000, relating to the consolidated balance sheets of Air Methods Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Air Methods Corporation.

KPMG LLP

Denver, Colorado
March 13, 2000